Kelley Drye & Warren LLP 3 World Trade Center 175 Greenwich Street New York, NY 10007 Tel: (212) 808-7800

June 2, 2022

The Board of Directors of

Algernon Pharmaceuticals Inc.

400 - 601 West Broadway

Vancouver, British Columbia

Canada, V5Z 4C2

Ladies and Gentlemen:

We have acted as special U.S. counsel to Algernon Pharmaceuticals Inc., a company incorporated pursuant to the laws of the Province of British Columbia, Canada (the "Company"), in connection with the filing of a Registration Statement on Form F-1, as amended, Registration No. 333-262878  (the  "Registration Statement") filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Act”), for the registration of the sale of up to $8,800,000 aggregate maximum offering price, plus up to an additional $1,320,000 pursuant to an over-allotment option granted by the Company to the underwriters and up to an additional $556,600 of Representative Warrants (as defined below), of securities (the “Securities”) consisting of: (i) units, consisting of (a) shares of Class A common shares, no par value per share, of the Company (the "Common  Shares") and (b) warrants to purchase Common Shares (the “Common Warrants”); (ii) pre-funded units, consisting of (a) pre-funded warrants to purchase Common Shares (the “Pre-Funded Warrants”) and Common Warrants; and (iii) warrants to be issued to Ladenburg Thalmann & Co. Inc. (the “Representative”) to purchase Common Shares (the “Representative Warrants” and, together with the Common Warrants and the Pre-Funded Warrants, the “Warrants”). The Common Warrants are to be issued pursuant to a warrant agency agreement (the “Warrant Agency Agreement”) to be entered into between the Company and American Stock Transfer & Trust Company, LLC. The Securities are to be issued and sold pursuant to an Underwriting Agreement to be entered into between the Company and the Representative, as the representative of the several underwriters listed on Schedule I thereto (the “Underwriting Agreement”). As such counsel, you have requested our opinion as to the matters described herein relating to the issuance of the Warrants.

We have examined the Notice of Articles and the Articles, No. BC1033065, of the Company, each as amended and restated through the date hereof; records of corporate proceedings of the Company, as made available to us by officers of the Company; an executed copy of the Registration Statement and all exhibits thereto, in the form filed with the Commission; a certificate of an officer of the Company relating to the matters referred to herein (the "Officer's Certificate"); and such matters of law deemed necessary by us in order to deliver this opinion.  We have assumed, without independently verifying or having any duty to verify, that all agreements mentioned herein have been duly authorized, executed and delivered by all parties thereto (other than the Company) and are enforceable.  With respect to the duly authorized execution and delivery of the Warrant Agency Agreement and each of the Warrants, we have relied solely upon the Officer's Certificate. In the course of our examination, we have assumed the genuineness of all signatures, the authority of all signatories to sign on behalf of their principals, if any, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies and the authenticity of the originals of such copies, and the legal capacity of all natural persons.  As to certain factual matters, we have relied upon information furnished to us by officers of the Company.

This opinion is subject to the following additional limitations and qualifications:

(a)          We express no opinion concerning any law of any jurisdiction other than (i) the laws of the State of New York and (ii) the federal laws of the United States of America.

The Board of Directors of

Algernon Pharmaceuticals Inc.

June 2, 2022

(b)          We express no opinion with respect to the enforceability of any agreement or instrument or any provision thereof (i) to the extent such enforceability may be subject to, or affected by, applicable bankruptcy, insolvency, moratorium or similar state or federal laws affecting the rights and remedies of creditors generally (including, without limitation,  fraudulent conveyance laws) or general principles of equity (regardless of  whether enforceability is considered in a proceeding at law or in equity), (ii) providing for specific performance, injunctive relief or other equitable remedies (regardless of whether such enforceability is sought in a proceeding in equity or at law), (iii) providing for indemnification or contribution, which provisions may be limited by federal and state securities laws or  policies underlying such laws, (iv) requiring any waiver of stay or extension laws, diligent performance or other acts which may be unenforceable under principles of public policy or (v) providing for a choice of law, jurisdiction or venue. We have assumed that such agreements, instruments or provisions are enforceable.

Based on the foregoing and solely in reliance thereon, it is our opinion that, when the Warrant Agency Agreement, the Common Warrants, the Pre-Funded Warrants and the Representative Warrants, as applicable, have been duly executed, authenticated, issued, paid for and delivered in accordance with the Warrant Agency Agreement, with respect to the Common Warrants, and the terms of the Pre-Funded Warrants and the Representative Warrants, as applicable, and the Underwriting Agreement, the Warrants will be valid and binding instruments of the Company, enforceable in accordance with their terms.

In connection with our opinions expressed above, we have assumed that, at or prior to the time of the delivery of any Warrant, (i) the Registration Statement shall have been declared effective and such effectiveness shall not have been suspended, terminated or rescinded, and (vii) all securities for which any Warrant may be exercisable have been duly and validly reserved by the Company.

We hereby consent to the filing of this letter as an exhibit to the Registration Statement and to the reference to it in the prospectus included therein under the caption "Legal Matters." In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act.

This opinion is furnished to you in connection with the filing of the Registration Statement and is not to be used, circulated, quoted or otherwise relied upon for any other purpose except that purchasers of the securities offered pursuant to the Registration Statement may rely on this opinion to the same extent as if it were addressed to them.

Very truly yours,

/s/ KELLEY DRYE & WARREN LLP

KELLEY DRYE & WARREN LLP

KELLEY DRYE & WARREN LLP	2